Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER RESULTS
TULSA, OK – May 9, 2018 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported financial results for its third quarter ended March 31, 2018.
Key highlights:

•	Reported a net loss of $0.19 per fully diluted share in the third quarter; earned $0.12 year-to-date

•	Book-to-bill was 1.8 on awards of $434.8 million in the quarter and 1.3 year-to-date on awards of $1.030 billion, with significant project awards in the Storage Solutions and Industrial segments

•	Backlog of $914.2 million is the highest since March 31, 2016 and 26.1% higher than December 31, 2017

•	Strength in project awards continues post-quarter

•	Liquidity increased to $133.7 million, up 34.2% from December 31, 2017
“As expected, our third quarter results were the lowest of the year, but the actual results, which were primarily impacted by lower revenue volumes, proved more disappointing relative to our earlier forecast,” said Matrix Service Company President and CEO John R. Hewitt.  “Results were also impacted by non-routine tax adjustments and lower margin work bid in a highly competitive environment that allowed us to maintain market position and critical resources.”
Hewitt added, “The strong project awards in the quarter and year-to-date has pushed our backlog to its highest point since March 2016. This momentum has continued since the end of the third quarter and we expect a similar award performance in the fourth quarter. The improving size and quality of our backlog and the strength of our opportunity pipeline will begin to marginally improve revenue volume and earnings in the fourth quarter and point to a much stronger fiscal 2019. Therefore, we expect the fourth quarter to return to profitability, with full year earnings per share between $0.15 and $0.20 on revenue of $1.075 to $1.1 billion.”
Third Quarter Fiscal 2018 Results
Consolidated revenue was $245.6 million for the three months ended March 31, 2018, compared to $251.2 million in the same period in the prior fiscal year. Electrical Infrastructure segment revenue declined due to a reduction in revenue associated with the construction of a large power generating facility compared to the prior year and a reduction in high voltage revenue. Oil Gas & Chemical and Storage Solutions revenue was essentially flat. In Oil Gas & Chemical, lower volumes of capital work was offset with higher volumes of turnaround and maintenance work. In Storage Solutions, a higher volume of tank construction work was largely offset by lower volumes of terminal and balance of plant work. Revenue was higher in the Industrial segment due to increased volumes of work in the iron and steel industry.
Consolidated gross profit was $14.9 million in the three months ended March 31, 2018 compared to a loss of $2.6 million in the three months ended March 31, 2017. The gross margin was 6.1% in the three months ended March 31, 2018 compared to (1.0)% in the same period in the prior fiscal year. The fiscal 2018 gross margin was negatively impacted by revenue associated with low margin work bid in a highly competitive environment, increased levels of lower margin maintenance work, and lower than expected capital project volumes, which led to under recovery of construction overhead costs. The fiscal 2017 gross margin was negatively affected by the financial impact of a large power generating facility charge in the Electrical Infrastructure segment, which decreased gross profit by $18.9 million, and lower than anticipated volumes, which led to under recovery of construction overhead costs.
Consolidated SG&A expenses were $20.8 million in the three months ended March 31, 2018 compared to $18.6 million in the same period a year earlier. The increase in fiscal 2018 is primarily attributable to higher current year project pursuit costs.
Fiscal 2018 income tax expense included charges totaling $1.1 million, or $0.04 per fully diluted share, primarily relating to a valuation allowance placed on a deferred tax asset.
As a result of the factors discussed above, the Company reported a net loss of $5.2 million, or $0.19 per fully diluted share in the third quarter of fiscal 2018 compared to a net loss of $13.8 million, or $0.52 in the prior year.

Nine Month Fiscal 2018 Results
Consolidated revenue was $798.5 million for the nine months ended March 31, 2018, compared to $905.7 million in the same period in the prior fiscal year. Storage Solutions revenue declined primarily as a result of delays in project awards which have prevented the Company from replacing higher revenue generated in the prior fiscal year in connection with work on the construction of a significant crude gathering terminals project. Electrical Infrastructure segment revenue declined due to a reduction in revenue associated with the construction of a large power generating facility compared to the prior year and a reduction in high voltage revenue. These decreases were partially offset by increases in revenue for the Oil Gas & Chemical segment attributable to higher maintenance, turnaround and construction volumes, and the Industrial segment on higher volumes of work in the iron and steel industry.
Consolidated gross profit was $70.5 million in the nine months ended March 31, 2018 compared to $57.9 million in the nine months ended March 31, 2017. The gross margin was 8.8% in the nine months ended March 31, 2018 compared to 6.4% in the same period in the prior fiscal year. The fiscal 2017 gross margin was impacted by an Electrical Infrastructure project which decreased gross profit by $13.7 million and under-recovery of overhead costs.
Consolidated SG&A expenses were $63.9 million in the nine months ended March 31, 2018 compared to $56.5 million in the same period a year earlier. The increase in fiscal 2018 is primarily attributable to the acquired overhead and amortization on intangible assets associated with a December 2016 acquisition that expanded the Company's engineering business as well as higher project pursuit costs across the business.
As a result of the factors discussed above, the Company earned net income of $3.2 million, or $0.12 per fully diluted share during the nine months ended March 31, 2018 compared to $0.8 million, or $0.03 in the prior year.
Backlog
Backlog at March 31, 2018 was $914.2 million compared to $725.0 million at December 31, 2017. The quarterly book-to-bill ratio was 1.8 on project awards of $434.8 million. In the quarter, the Company received project awards of $229.1 million in the Storage Solutions segment, resulting in a book-to-bill ratio of 3.0 and received project awards of $117.8 million in the Industrial segment, resulting in a book-to-bill ratio of 2.8. The nine month ended March 31, 2018 book-to-bill ratio was 1.3 on project awards of $1.030 billion. Backlog at the end of the quarter was at its highest level since March 31, 2016.
Financial Position
The cash balance combined with availability under the credit facility provides the Company with liquidity of $133.7 million at March 31, 2018, an increase of $34.1 million since December 31, 2017. This increase in liquidity is primarily attributable to a reduction in the credit facility capacity constraint combined with positive cash flow from operations. During the quarter, the Company made net repayments on the credit facility of $41.3 million. At March 31, 2018, borrowings under the credit facility were $9.3 million. The Company's liquidity continues to support its long-term strategic growth plans.
Earnings Guidance
The Company is revising fiscal 2018 earnings and revenue guidance. We now expect full year earnings to be between $0.15 and $0.20 per fully diluted share and full year revenue to be $1.075 to $1.1 billion. The Company had previously projected earnings to be between $0.55 and $0.75 per fully diluted share and revenue to be between $1.150 and $1.225 billion.

Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, May 10, 2018 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service Inc., Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy, power and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Revenues	$245,645	$251,237	$798,466	$905,673
Cost of revenues	230,754	253,851	727,981	847,797
Gross profit (loss)	14,891	(2,614)	70,485	57,876
Selling, general and administrative expenses	20,753	18,596	63,852	56,548
Operating income (loss)	(5,862)	(21,210)	6,633	1,328
Other income (expense):
Interest expense	(643)	(833)	(2,080)	(1,573)
Interest income	130	73	234	111
Other	370	(51)	384	3
Income (loss) before income tax expense	(6,005)	(22,021)	5,171	(131)
Provision (benefit) for federal, state and foreign income taxes	(852)	(8,521)	1,968	(1,223)
Net income (loss)	$(5,153)	$(13,500)	$3,203	$1,092
Less: Net income attributable to noncontrolling interest	—	321	—	321
Net income (loss) attributable to Matrix Service Company	$(5,153)	$(13,821)	$3,203	$771

Basic earnings (loss) per common share	$(0.19)	$(0.52)	$0.12	$0.03
Diluted earnings (loss) per common share	$(0.19)	$(0.52)	$0.12	$0.03
Weighted average common shares outstanding:
Basic	26,817	26,594	26,747	26,511
Diluted	26,817	26,594	27,054	26,838

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$46,885	$43,805
Accounts receivable, less allowances (March 31, 2018— $6,294 and June 30, 2017—$9,887)	189,156	210,953
Costs and estimated earnings in excess of billings on uncompleted contracts	66,985	91,180
Inventories	5,339	3,737
Income taxes receivable	5,627	4,042
Other current assets	6,812	4,913
Total current assets	320,804	358,630
Property, plant and equipment at cost:
Land and buildings	40,641	38,916
Construction equipment	90,453	94,298
Transportation equipment	48,442	48,574
Office equipment and software	38,618	36,556
Construction in progress	2,514	5,952
Total property, plant and equipment - at cost	220,668	224,296
Accumulated depreciation	(146,290)	(144,022)
Property, plant and equipment - net	74,378	80,274
Goodwill	113,615	113,501
Other intangible assets	24,438	26,296
Deferred income taxes	3,927	3,385
Other assets	2,077	3,944
Total assets	$539,239	$586,030

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2018	June 30, 2017
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$67,605	$105,649
Billings on uncompleted contracts in excess of costs and estimated earnings	88,626	75,127
Accrued wages and benefits	25,040	20,992
Accrued insurance	8,863	9,340
Income taxes payable	—	169
Other accrued expenses	4,281	7,699
Total current liabilities	194,415	218,976
Deferred income taxes	3,288	128
Borrowings under senior secured revolving credit facility	9,304	44,682
Other liabilities	309	435
Total liabilities	207,316	264,221
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2018, and June 30, 2017; 26,817,618 and 26,600,562 shares outstanding as of March 31, 2018 and June 30, 2017	279	279
Additional paid-in capital	130,330	128,419
Retained earnings	226,177	222,974
Accumulated other comprehensive loss	(6,498)	(7,324)
	350,288	344,348
Less: Treasury stock, at cost — 1,070,599 shares as of March 31, 2018, and 1,287,655 shares as of June 30, 2017	(18,365)	(22,539)
Total stockholders' equity	331,923	321,809
Total liabilities and stockholders’ equity	$539,239	$586,030

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Gross revenues
Electrical Infrastructure	$58,378	$82,032	$203,201	$273,215
Oil Gas & Chemical	68,689	69,295	242,946	164,036
Storage Solutions	78,859	74,431	221,664	403,008
Industrial	41,976	26,501	134,507	74,254
Total gross revenues	$247,902	$252,259	$802,318	$914,513
Less: Inter-segment revenues
Oil Gas & Chemical	$299	$407	$544	$6,892
Storage Solutions	1,958	379	3,307	677
Industrial	—	236	1	1,271
Total inter-segment revenues	$2,257	$1,022	$3,852	$8,840
Consolidated revenues
Electrical Infrastructure	$58,378	$82,032	$203,201	$273,215
Oil Gas & Chemical	68,390	68,888	242,402	157,144
Storage Solutions	76,901	74,052	218,357	402,331
Industrial	41,976	26,265	134,506	72,983
Total consolidated revenues	$245,645	$251,237	$798,466	$905,673
Gross profit (loss)
Electrical Infrastructure	$1,759	$(13,371)	$15,567	$(896)
Oil Gas & Chemical	4,744	4,333	27,550	6,765
Storage Solutions	4,166	5,456	17,004	48,980
Industrial	4,222	968	10,364	3,027
Total gross profit (loss)	$14,891	$(2,614)	$70,485	$57,876
Operating income (loss)
Electrical Infrastructure	$(2,422)	$(16,306)	$2,234	$(13,085)
Oil Gas & Chemical	(648)	(2,199)	8,684	(7,054)
Storage Solutions	(4,025)	(1,552)	(6,709)	23,463
Industrial	1,233	(1,153)	2,424	(1,996)
Total operating income (loss)	$(5,862)	$(21,210)	$6,633	$1,328

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2017	$94,873	$238,681	$186,265	$205,215	$725,034
Project awards	44,652	43,347	229,060	117,761	434,820
Revenue recognized	(58,378)	(68,390)	(76,901)	(41,976)	(245,645)
Backlog as of March 31, 2018	$81,147	$213,638	$338,424	$281,000	$914,209
Book-to-bill ratio(1)	0.8	0.6	3.0	2.8	1.8

(1)	Calculated by dividing project awards by revenue recognized during the period.
The following table provides a summary of changes in our backlog for the nine months ended March 31, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2017	$162,637	$287,007	$141,551	$91,078	$682,273
Project awards	121,711	169,033	415,230	324,428	1,030,402
Revenue recognized	(203,201)	(242,402)	(218,357)	(134,506)	(798,466)
Backlog as of March 31, 2018	$81,147	$213,638	$338,424	$281,000	$914,209
Book-to-bill ratio(1)	0.6	0.7	1.9	2.4	1.3

(1)	Calculated by dividing project awards by revenue recognized during the period.